SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2009

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Virginia	54-1873198	000-50230
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1001 Nineteenth Street North

Arlington, VA 22209

(Address of principal executive offices) (Zip code)

(703) 312-9500

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 31, 2009, the Compensation Committee of the Board of Directors of Friedman, Billings, Ramsey Group, Inc. (d/b/a Arlington Asset Investment Corp.) (the “Company”) approved the establishment of the 2009 executive bonus pool, pursuant to which performance-based bonuses, if earned, will be paid to J. Rock Tonkel, Jr., the Company’s President and Chief Operating Officer, and Kurt R. Harrington, the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer, in the first quarter of 2010. The bonus pool was established by the Compensation Committee under the Amended Key Employee Incentive Plan and provides annual performance-based compensation opportunities to Mr. Tonkel and Mr. Harrington. The Compensation Committee believes, and has received confirmation from outside counsel, that the 2009 executive bonus pool meets the requirements of Section 162(m) of the Internal Revenue Code.

The Compensation Committee determined that the bonus pool will be funded based on our “profitability,” which has been defined by the Compensation Committee as our pre-tax net income for the year ending December 31, 2009 (excluding FBR Capital Markets and its subsidiaries) before deducting the bonus pool. The Compensation Committee set the bonus pool at 3.4% of our 2009 profitability, as defined. If the bonus pool is funded, bonuses will be based on a pre-determined percentage of the bonus pool and will be paid in the first quarter of 2010 to Mr. Tonkel and Mr. Harrington. These bonuses may be paid through a combination of cash and stock at the Compensation Committee’s discretion. The Compensation Committee has the discretion to reduce the size of the bonus pool and to award a smaller bonus than would otherwise be paid to Mr. Tonkel or Mr. Harrington. In addition, the Compensation Committee has retained discretion to award a discretionary bonus to each of Mr. Tonkel and Mr. Harrington for 2009 outside of the bonus pool.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

Date: April 6, 2009	By:	/s/ Kurt R. Harrington
Kurt R. Harrington
Executive Vice President, Chief Financial Officer and Chief Accounting Officer